UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2008

Openwave Systems Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16073	94-3219054
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Seaport Boulevard Redwood City, CA	94063
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 480-8000

None

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On November 6, 2008, Openwave announced the appointment of Kenneth D. Denman as Chief Executive Officer of the Company, to be effective on November 12, 2008.

Kenneth D. Denman, age 50, will serve as the Company’s principal executive officer. Mr. Denman has served as a Director of the Company since April 2004. From October 2001 to November 2008, Mr. Denman served as the Chairman and Chief Executive Officer of iPass, Inc., a global provider of software-enabled trusted connections and services for the enterprise and its mobile workers. From January 2000 to March 2001, Mr. Denman was Chief Executive Officer of AuraServ Communications, a managed service provider of broadband voice and data applications. From August 1998 to May 2000, Mr. Denman was Senior Vice President, National Markets Group at MediaOne, Inc., a broadband cable and communications company, and from June 1996 to August 1998, he was Chief Operating Officer, Wireless at MediaOne International, a broadband cable and communications company. Mr. Denman also serves as a director of ShoreTel, Inc., a privately held company. Mr. Denman received his MBA from the University of Washington and a BS in Accounting from Central Washington University.

Under the terms of Mr. Denman’s Offer of Employment, Mr. Denman is entitled to an annual base salary of $450,000 and is eligible for a quarterly incentive cash award under the CIP targeted at 100% of his base salary actually earned during such quarterly period. Mr. Denman’s actual incentive cash award is subject to the terms of the CIP and may be paid below, at or above target (up to a maximum of 150% of target), determined based upon a combination of the Company’s achievement level against selected financial and performance objectives; provided that, subject to his continued employment through the applicable payment dates, for the third and fourth quarters of the Company’s fiscal year 2009, Mr. Denman will receive a guaranteed bonus payment equal to 50% of the target level. Additionally, the Compensation Committee shall grant Mr. Denman an option to purchase 1,500,000 shares of the Company’s common stock, of which 500,000 shall have an exercise price equal to the fair market value on the date of the grant, 500,000 shares shall have an exercise price equal to $2.50 per share, and the remaining 500,000 shares shall have an exercise price equal to $3.50 per share. 25% of the options shall vest on the first anniversary of Mr. Denman’s employment commencement date and monthly thereafter over a period of three years. The vesting of the Option is contingent upon Mr. Denman’s continued employment on the applicable vesting dates.

If Mr. Denman is terminated within the first twelve months of his employment other than for cause, he will be entitled to receive twelve months salary, plus 100% of his then current annual target CIP bonus and continued medical, dental and vision coverage for Mr. Denman and his eligible dependants for up to six months. Mr. Denman has also entered into the Company’s standard executive officer change of control severance agreement which provides that in the event that Mr. Denman’s employment terminates due to an “Involuntary Termination” (as defined in the agreement) at any time within the period commencing two months preceding a Change of Control and ending 18 months following the Change of Control, Mr. Denman will be entitled to (1) 100% acceleration of all of his then unvested options, restricted stock and any other compensatory stock awards, (2) severance payments equal to 2 years’ of base salary and target bonus and (3) continued medical, dental and vision coverage for Mr. Denman and his eligible dependents for a period of 18 months in coordination with COBRA.

Mr. Denman and the Company will also enter into the Company’s standard director and executive officer indemnification agreement and standard confidential information and invention assignment agreement.

(e) Reference is made to the description of Mr. Denman’s compensatory arrangements described in Item 5.02(c) of this Current Report on Form 8-K, and such description is incorporated by reference into this Item 5.02(e).

ITEM 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Employment Offer Letter dated October 28, 2008.

99.1	Press Release dated November 6, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OPENWAVE SYSTEMS INC.

By:	/s/ Bruce Coleman
Name:	Bruce Coleman
Title:	President and Chief Executive Officer

Date: November 6, 2008

EXHIBIT INDEX

Exhibit Number	Description

10.1	Employment Offer Letter dated October 28, 2008.

99.1	Press Release dated November 6, 2008.